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                                                                    EXHIBIT 10.5

                               LETTER OF INTENT

Macon Holdings (S) PTE LTD. An exempt private limited liability company organized under the laws of Singapore is desirous of making an investment in ChatCom, Inc. a California Corporation; the board of Directors of ChatCom, Inc. has approved the issuance of its' common stock for such monetary investment.

              The common stock price to investor $1.50 per share
            The number of shares of common stock being purchased is
                     666,666 for a total of $1,000,000 USD

Investor understands that the stock certificate will contain such legends pursuant to the appropriate Rules of the Securities Exchange Commission. Investor is acquiring the shares for investment purposes.

Investor agrees to a one year holding period of said shares after which at investors request the shares shall be registered by ChatCom, Inc. and eligible for resale after the effective date of registration.

Procedure for completion of this transaction is as follows:

1.   Investor to execute and return signed Letter of Intent to the company.

2. The company's legal counsel will be instructed to prepare the subscription agreement which will be in accordance with the provisions of this document.

3. A certificate for 666,666 shares of common stock will be prepared by the company's transfer agent Continental Stock & Transfer Co.

4. Investor shall execute the subscription agreement, fax and mail the original to the company; and investor shall wire transfer $1,000,000 U.S. to the Trust account of the company's legal counsel, Troy & Gould. Should funds not be received within 5 days after receipt of subscription agreement by Troy & Gould the stock purchase offer and agreements shall terminate on the sixth day.
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5.   Upon confirmation of receipt of funds Continental Stock transfer will be instructed by ChatCom, Inc.'s counsel to forward the stock certificate for 666,666 common stock shares immediately to investor.

The Letter of Intent, unless executed shall expire on November 14, 1997. Any changes or extensions must be in writing and executed by both parties.

Agreed:   ChatCom, INC.


          By: /s/ James B. Mariner                Date: 6 Nov 1997
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             James B. Mariner-President/CEO


Agreed:   Macon Holdings (S) PTE LTD


          By: /s/                                 Date: 6 Nov 97
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